Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First State Bancorporation

We consent to the use of our report dated March 2, 2005, with respect to the consolidated balance sheets of First State Bancorporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Albuquerque, New Mexico

October 6, 2005